PURCHASE AGREEMENT
                       HARDING, LOEVNER FUNDS, INC.

   	Harding, Loevner Funds, Inc. (the "Fund"), an open-end management investment company, and David R. Loevner (the "Purchaser"), intending to be legally bound, hereby agree as follows:

   	1. In order to provide the Fund on behalf of its Multi-Asset Global Portfolio (the "Portfolio") with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 1 share of the Portfolio, par value $0.001 per share, at a price of $10.00 per share. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $10.00 in full payment for 1 Share of the Portfolio.

   	2. Purchaser represents and warrants to the Fund that the shares are being acquired for investment and not with a view to distribution thereof.

   	IN WITNESS WHEREOF, the parties have executed this agreement as of the 14th day of October, 1996.



                                     						HARDING, LOEVNER FUNDS, INC.

                                     						By:  ____________________________
						                                        	William E. Vastardis
                                        							Secretary

                                     						PURCHASER

                                          						_____________________________
                                          						David R. Loevner